Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Appoints Dan J. Cohrs as Chief Financial Officer

LOS ANGELES (October 23, 2008) – Rentech, Inc. (AMEX: RTK) today announced the appointment of Dan J. Cohrs as Executive Vice President and Chief Financial Officer (CFO). Mr. Cohrs’ appointment was effective on October 22, 2008. Doug Miller, who served as Interim Chief Financial Officer during the past few months, will continue his duties as Chief Operating Officer of Rentech.

Mr. Cohrs has more than 20 years of experience in corporate finance, strategy and planning, and mergers and acquisitions. He has held senior positions in companies ranging from start-ups to industry-leading multinationals such as Marriott, Northwest Airlines, GTE and Global Crossing. In those positions, Mr. Cohrs built and managed global financial and strategy organizations, raised more than $25 billion of capital and participated in a number of the largest M&A transactions in the telecommunications industry.

Mr. Cohrs has also been a strategy consultant with Marakon Associates and a faculty member at Cornell University and Harvard University, teaching courses in corporate governance and finance. Mr. Cohrs earned a B.S. degree in engineering from Michigan State University and M.S. and Ph.D. degrees in finance, economics and public policy from Cornell University’s Johnson Graduate School of Management. Most recently he has been an independent consultant and a founder and member of the board of Agency 3.0, an advertising agency formed as a joint venture with the William Morris Agency.

At Rentech, Mr. Cohrs will be responsible for all financial and accounting functions, investor relations and information technology.

"We are very pleased to welcome Dan to our Company," stated D. Hunt Ramsbottom, President and CEO of Rentech. “Dan brings the expertise and experience of a seasoned CFO of a large publicly traded company as well as the capability to work with a smaller organization and scale it up. Dan’s extensive capital raising experience will be instrumental in facilitating the commercial deployment of the Rentech Process,” continued Mr. Ramsbottom.

Mr. Cohrs commented, “I’m excited to be joining the Rentech team. I believe the Company has a great future providing clean energy solutions that will promote energy independence by using both domestic fuels and waste as feedstocks. Unlike many companies trying to develop alternative energy technologies, Rentech has a source of cash flow from its profitable fertilizer business, which can help fund the commercial deployment of Rentech’s proven synthetic fuels technology.”

Mr. Ramsbottom added, "I'd like to thank Doug for serving as Interim CFO during this transitional period."

Mr. Cohrs has entered into a three-year employment agreement with Rentech. Pursuant to the terms of the agreement, the Company shall grant Mr. Cohrs 325,000 restricted stock units that are to be settled in shares of common stock of Rentech. These restricted stock units will vest over a three-year period, subject to partial or complete acceleration under certain circumstances, including termination without cause or upon a change in control. The Company will also grant to Mr. Cohrs 110,500 long-term incentive performance share awards. The awards are split evenly between Rentech’s absolute share price appreciation and total shareholder return award agreements and are substantially similar to the awards granted to a group of the Company’s officers in July 2008. Zero to 100% of these awards vest in April of 2011 based on the performance of the Company’s stock relative to the performance criteria set forth in the agreements.

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Rentech Process is a patented and proprietary technology that converts synthesis gas from biomass and fossil resources into hydrocarbons that can be processed and upgraded into ultra-clean synthetic fuels, specialty waxes and chemicals. These energy resources include natural gas, biomass, municipal solid waste, petroleum coke and coal. Rentech Energy Midwest Corporation manufactures and sells fertilizer products including ammonia, urea ammonia nitrate, urea granule and urea solution to the corn-belt region.

Safe Harbor

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as Rentech’s future prospects. These statements are based on management's current expectations and actual results may differ materially as a result of various risks and uncertainties. Factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company's press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech's web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this release, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

For more information

For more information please contact: Julie Dawoodjee, Director of Investor Relations, Rentech, Inc. at 310-571-9800, extension 341 or by email at ir@rentk.com.